UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 9, 2015 (June 4, 2015)

Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

The QC Holdings, Inc. annual meeting of stockholders was held on June 4, 2015. At that meeting, the stockholders ratified the adoption by the Board of Directors of the 2015 Equity Incentive Plan, which is described under Item 5.02 below. The 2015 Equity Incentive Plan is filed as an exhibit to this Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement for Certain Officers.

On June 4, 2015, the stockholders ratified the adoption by the Board of Directors of the 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan replaces the company’s 2004 Equity Incentive Plan (the “2004 Plan”), which expired on June 15, 2014 in accordance with its terms (subject to the rights of holders of awards granted under the 2004 Plan prior to the expiration thereof with respect to all then outstanding awards). The compensation committee of the Board of Directors recommended and the Board of Directors adopted the 2015 Plan to replace the 2004 Plan, subject to stockholder ratification of the adoption of the 2015 Plan. The 2015 Plan is substantially identical to the 2004 Plan.

At the April 23, 2015 meeting of the compensation committee, Long-Term Incentive awards were made to each executive officer (other than Don Early, the Chairman of the Board, and Mary Lou Early, the Vice Chairman of the Board) and to two non-executive officers, for an aggregate of 87,217 shares. Consistent with the prior Long-Term Incentive Plan Awards, as described in the company’s 2015 Proxy Statement under “Executive Compensation,” 25% of the value of the LTI award consists of Restricted Stock Units, to be paid in cash at the end of the three-year award period in accordance with the Long-Term Incentive Plan. The Restricted Stock Units comprising a portion of each LTI award made on April 23, 2015 was made pursuant to the 2015 Plan described below, subject to stockholder ratification of the 2015 Plan.

Stockholder approval of the 2015 Plan constituted approval of those April 23, 2015 LTI awards, as described below. These 2015 LTI awards consisted of awards for the following persons and groups:

Restricted Stock Unit Awards
Named Executive Officers
Darrin J. Andersen	42,373
Douglas E. Nickerson	14,124
Other Executive Officers	21,186
Other Officers	9,534

The Restricted Stock Units included in the 2015 LTI awards were based on the average weighted trailing three-month price of the company’s common stock as of December 31, 2014, which was $1.77 per share. The Restricted Stock Units will be settled in cash at the end of the three-year vesting period based on the average weighted trailing three-month price of the company’s common stock as of December 31, 2017. Because the Restricted Stock Units will be settled in cash, the 87,217 outstanding units will not be deducted from the 3,000,000 shares of common stock of the company available for grant under the 2015 Plan, per the terms of the 2015 Plan described below.

As of June 4, 2015, no other stock options, stock appreciation rights, restricted stock awards or other equity-based compensation awards have been made under the 2015 Plan.

The 2015 Plan is intended as an incentive to and to encourage stock ownership by certain employees and other persons associated with us, so that they may acquire or increase their proprietary interest in the company’s business and financial success, and to encourage them to remain in the employ of, or continue their relationship with, us. In addition, the 2015 Plan is intended to enable the company to retain and attract personnel of the highest caliber, who by their position, ability and diligence are able to make important contributions to the company’s success.

A further purpose of the 2015 Plan is to provide employees with additional incentive and reward opportunities designed to enhance the profitable growth of the company. So that the appropriate incentive can be provided, the 2015 Plan provides for granting stock options, stock appreciation rights, performance share awards, restricted stock awards, cash bonus awards, and other incentive awards, as generally described below, to employees of and certain other persons associated with the company and its subsidiaries on the terms and subject to the conditions set forth in the 2015 Plan.

The 2015 Plan is administered by the compensation committee of the Board of Directors, or such other committee of the board that consists solely of two or more members of the Board, each of whom is “a Non-Employee Director” within the meaning of SEC Rule 16b-3 and is an “outside director” within the meaning of Treasury Regulation §1.162-27(e)(3). The compensation committee has the sole discretion to administer and interpret the 2015 Plan and to determine who shall be granted awards, the size and types of such awards and the terms and conditions of such awards. The compensation committee members, as non-employee directors, are participants in the 2015 Plan.

Subject to the provisions of the 2015 Plan, the compensation committee is authorized to (i) select the eligible persons to participate in the 2015 Plan, (ii) determine the time or times when grants will be made under the 2015 Plan, (iii) determine the form of a grant and determine all the terms, conditions (including performance requirements), restrictions and limitations, if any, of a grant, (iv) grant waivers of the 2015 Plan terms, conditions, restrictions, and limitations, (v) accelerate the vesting, exercise, or payment of a grant or the performance period of a grant when such action or actions would be in the best interest of the company, (vi) correct any defect or supply appropriate text for any omission or reconcile any inconsistency in the 2015 Plan and construe and interpret the 2015 Plan and any grant, rules and regulations or other instrument thereunder, and (vii) take any and all other action it deems necessary or advisable for the proper operation or administration of the 2015 Plan.

The 2015 Plan permits the issuance of up to 3,000,000 shares of the company’s common stock pursuant to awards granted under the 2015 Plan, such as stock options, restricted stock awards, and performance share awards, as well as other awards such as stock appreciation rights, which may be payable in the form of common stock or cash. Any grants that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of shares of common stock, are settled in cash in lieu of common stock, or are exchanged in the compensation committee’s discretion for grants not involving common stock, are available again for grant under the 2015 Plan, so long as the holder of any such grant received no benefits of common stock ownership (including dividends) from the shares of common stock related to such grant.

Participation in the 2015 Plan is limited to those employees, consultants, independent contractors and non-employee directors of the company, its subsidiaries and affiliates as may be identified by the compensation committee. Incentive stock options, however, may be granted only to employees of the company, and, further, the aggregate fair market value (defined below) of the common stock with respect to which incentive stock options are exercisable for the first time by a participant in the 2015 Plan during any calendar year shall not exceed $100,000.

Additional information concerning the 2015 Plan is included in the company’s 2015 Proxy Statement under the caption “Proposal No. 2 to Ratify the Adoption of the 2015 Equity Incentive Plan.”

Item 5.07. Submission of Matters to a Vote of Security Holders.

The QC Holdings, Inc. annual meeting of stockholders was held in Overland Park, Kansas, on June 4, 2015. At that meeting, the stockholders considered and acted upon the following proposals:

Proposal 1. The Election of Directors. By the vote referenced below, the stockholders elected the following individuals to serve as directors for a term of one year and until their respective successors are duly elected and qualified:

Director	For	Withheld	Broker Non-Votes

Don Early	10,634,945	874,473	5,048,319
Mary Lou Early	10,633,945	875,473	5,048,319
Richard B. Chalker	11,060,382	449,036	5,048,319
Gerald F. Lamberti	11,054,725	454,693	5,048,319
Jack L. Sutherland	11,060,382	449,036	5,048,319

Proposal 2. Ratification of 2015 Equity Incentive Plan. By the vote referenced below, the stockholders voted to ratify the adoption of the 2015 Equity Incentive Plan.

For	Against	Abstain	Broker Non-Votes
10,264,658	1,236,415	8,345	5,048,319

Proposal 3. Ratification of Independent Auditor. By the vote referenced below, the stockholders voted to ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the company for the year ending December 31, 2015.

For	Against	Abstain
16,453,690	64,454	39,593

No other matters were submitted to a vote of the stockholders at the annual meeting.

Item 8.01. Other Events.

On June 4, 2015, the Board of Directors extended the company’s previously-established common stock repurchase program for two additional years, through June 30, 2017. The program would have otherwise expired on June 30, 2015. The Board of Directors has previously authorized the Company to repurchase up to $60 million of its common stock in the open market and through private purchases. As of March 31, 2015, the Company has repurchased approximately 6.0 million shares at a total cost of approximately $56.5 million, which leaves approximately $3.5 million that may yet be purchased under the current program.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is filed as part of this report:

Exhibit No.	Description

10.1	QC Holdings, Inc. 2015 Equity Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date: June 9, 2015

	By:	/s/ Douglas E. Nickerson
	Name:	Douglas E. Nickerson
	Title:	Chief Financial Officer